Exhibit 99.1

May 27, 2008
Dear Fellow CSX Shareholder,

The CSX Board has delivered outstanding performance in every relevant measure of operations, created industry leading shareholder value and outlined detailed plans to continue driving strong, sustainable growth.  Unfortunately, the TCI Group continues to make misleading statements in an effort to call into question the current Board leadership of CSX.  Don’t be misled by the TCI Group – vote the WHITE proxy card today.

The Value of Your CSX Investment is at Stake
CSX is fast on the way to becoming the best railroad in America under the leadership of your Board of Directors.  The TCI Group tells you that it wants CSX to become the best railroad in America, while arguing to sell the company, choke it with excessive debt, freeze its expansion, alienate its customers and regulators, and lay off its workers.

Your CSX Board Has Set Achievable Goals that Surpass those of the TCI Group
At first glance, the TCI Group throws around some big numbers for improvement.  Examined closely, the $2.2 billion in productivity gains that the TCI Group is targeting include $1.8 billion from guesses at volume gains, not detailed productivity improvements.

The remaining $400 million of the TCI Group’s purported $2.2 billion, or $80 million annually, includes invalid assumptions that would, in any event, be less than the $135 million in annual productivity management has already targeted over the next three years through an established pipeline of initiatives.  This builds on the more than $500 million of savings achieved over the last four years.

Your CSX Board is Committed to Open Shareholder Dialogue
The TCI Group has said that the CSX Board and management would not engage with them or listen to their ideas.  That is not true.  Here are a few facts:

•
In the same month that TCI claims to have purchased its first actual share of CSX stock, March 2007, CSX wrote to TCI offering a face-to-face meeting with Michael Ward, the Chief Executive Officer. TCI did not accept that offer.

•	In March 2007, Oscar Munoz, CSX’s Chief Financial Officer, had a face-to-face meeting with Mr. Amin, a founding partner of TCI.
•	In June 2007, CSX’s Chief Financial Officer had a face-to-face meeting with Alex Behring, a 3G founding partner.
•	In June 2007, 3G had another face-to-face meeting, this time with both CSX’s Chief Financial Officer and its Chief Executive Officer.
•
In response to a request by TCI to meet with the CSX Board, the Board asked twice, in July 2007 and again in August 2007, that TCI first submit a written overview of its views and ideas.  TCI said twice said that it would, but did not.

•	In August 2007, CSX had a lengthy one-on-one call with TCI founder, Chris Hohn.
•	These discussions, and others, were in addition to numerous, e-mails and document exchanges between CSX, its financial advisors and TCI Group representatives.
•	During 2007 alone, the Board considered TCI’s public and private demands and statements with respect to CSX and the railroad industry during more than a dozen Board and Committee meetings.

Your CSX Directors have Significantly More Railroad Experience than the TCI Group Nominees
In what has become a recurring pattern, the TCI Group also mischaracterizes the “experience” of its block of nominees relative to the CSX Board of Directors.  The TCI Group claims that its dissident slate has over 50 years of railroad experience.  Applying the TCI Group’s own criteria for measuring railroad experience, the CSX director slate has 155 years of railroad experience and the five directors targeted by TCI have 65 years of railroad experience.

Safety is Serious Business for CSX
One of the proudest, most important accomplishments of your Board is the improvement in CSX’s safety record to industry-leading levels.  CSX ranks near the top in safety because of real plans, real hard work throughout the organization, real capital commitment and a real “tone at the top” reflecting a passion for safety.  The TCI Group says a lot of things to you about its desire for safety, but in Wall Street speeches, a TCI founding partner joked about the importance of making capital investments to support safety, saying, “you don’t need cap-ex to put up handbrakes in rail cars.”

CSX Salutes the City of New Orleans
In the months following Hurricane Katrina, the men and women of CSX completed the largest rebuild in the history of American railroading.  The rebuild gave the devastated Gulf Coast region a much-needed transportation link and a vital tool for recovery.  As is CSX’s tradition, the Annual Meeting rotates throughout the CSX network and often is aimed at areas of special accomplishment.  We are proud to invite shareholders to join us in New Orleans for our Annual Meeting to see these exceptional employees and their remarkable work.

RE-ELECT THE CSX BOARD -- VOTE THE WHITE PROXY CARD TODAY!

We believe that the election of this dissident group would threaten CSX’s ability to continue generating superior, sustainable value for shareholders.  Your Board is unanimous in its opposition to the TCI Group’s agenda and requests that you discard any blue proxy cards you may receive.  To protect your investment, I urge you to sign, date and return your WHITE proxy card today, or to vote by Internet or telephone by following the instructions on the WHITE proxy card.

Sincerely,

On behalf of the CSX Corporation Board of Directors,
Michael J. Ward, Chairman, President and Chief Executive Officer

* All stock price performance as of April 25, 2008

Please Vote the WHITE Proxy Card TODAY!

Instructions for voting your shares by telephone, Internet or mail are enclosed, along with your WHITE proxy card and postage-paid return envelope.

If you’ve already signed and returned a blue proxy card, you can revoke that vote and cast a new vote by signing, dating and returning the enclosed WHITE proxy card today.

If you need assistance in voting your shares by telephone, Internet or mail, please contact Innisfree M&A Incorporated, which is assisting the company in this matter, toll-free at 877-750-9497.

Forward-Looking Statements
This information and other statements by the company contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, cost-savings, expenses, or other financial items; statements of management’s plans, strategies and objectives for future operation, and management’s expectations as to future performance and operations and the time by which objectives will be achieved; statements concerning proposed new products and services; and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “project,” “estimate” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company does update any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others: (i) the company’s success in implementing its financial and operational initiatives, (ii) changes in domestic or international economic or business conditions, including those affecting the rail industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; and (v) the outcome of claims and litigation involving or affecting the company.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company’s SEC reports, accessible on the SEC’s website at www.sec.gov and the company’s website at www.csx.com.

Important Information
In connection with the 2008 annual meeting of shareholders, CSX Corporation ("CSX") has filed with the SEC and mailed to shareholders a definitive Proxy Statement dated April 25, 2008.  Security holders are strongly advised to read the definitive Proxy Statement because it contains important information. Security holders may obtain a free copy of the definitive Proxy Statement and any other documents filed by CSX with the SEC at the SEC’s website at www.sec.gov. The definitive Proxy Statement and these other documents may also be obtained for free from CSX by directing a request to CSX Corporation, Attn: Investor Relations, David Baggs, 500 Water Street C110, Jacksonville, FL 32202.  CSX, its directors, director nominee and certain named executive officers and employees may be deemed to be participants in the solicitation of CSX’s security holders in connection with its 2008 Annual Meeting. Security holders may obtain information regarding the names, affiliations and interests of such individuals in CSX’s definitive Proxy Statement and its May 15, 2008 letter to shareholders filed with the SEC as definitive additional soliciting materials.